ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of September 10, 2014, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and Litman Gregory Funds Trust, a Delaware Business trust (the “Trust”).

WHEREAS, the Trust is an open-end management investment company currently comprised of multiple series (each a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Fund(s) and their respective classes of shares as listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.

2.	DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws;

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trusts that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUSTS

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of the state of its formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator:

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trusts shall reimburse the

Administrator for its reasonably incurred out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Trust, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.	INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited, unless otherwise agreed to in writing, to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2015 and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

(i) Confidentiality. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9(ii) below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement, or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. To the extent allowed by law or regulation, if any party discloses information pursuant to clause (c) of this paragraph, that party shall notify the other of such disclosure

(ii) Use of Data.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 9(ii) includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (c) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator or the Fund and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund or the Administrator, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Administrator otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Administrator or the Fund. The Administrator and the Fund agree that the Administrator and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Administrator’s compensation for services under this Agreement or such other agreement, and the Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Administrator.

(c) Except as expressly contemplated by this Agreement, nothing in this Section 9 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this section 9 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

11.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending December 31, 2017 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or applicable Fund shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust or such Fund) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Trust:

Litman Gregory Funds Trust

4 Orinda Way, Suite 200-D

Orinda, CA 94563

Attention: John Coughlan

Facsimile: 925 254 0335

If to the Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attention: Mary Moran Zeven, Senior Vice President and Senior Counsel

Facsimile: 617-662-2702

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Masssachusetts, without regard to its conflicts of laws provisions.

22.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

LITMAN GREGORY FUNDS TRUST

By:	/s/ John M. Coughlan
Name:	John M. Coughlan
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Litman Gregory Funds Trust

Litman Gregory Masters Equity Fund

Litman Gregory Masters International Fund

Litman Gregory Masters Smaller Companies Fund

Litman Gregory Masters Alternative Strategies Fund

A-1

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto; and

IV.	Fund Administration Blue Sky Services as described in Schedule B4 attached hereto.

SCHEDULE B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

B-1-1

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

B-1-2

SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Funds’ federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

B2-1

SCHEDULE B3

Fund Administration Legal Services

a.	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;

b.	Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Trust under the 1940 Act (the “Independent Trustees”);

c.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any sticker supplements to the Prospectus and SAI for the Fund(s);

d.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

e.	Maintain general Board calendars and regulatory filings calendars;

f.	Maintain copies of the Trust’s Declaration of Trust and By-laws;

g.	Assist in developing guidelines and procedures to improve overall compliance by the Trust;

h.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

i.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

j.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

B3-1

SCHEDULE B4

Blue Sky Services

At the direction of the Funds, the Administrator, through its service agent, Boston Financial Data Services, Inc., will perform the Blue Sky Services set forth below. In connection therewith, the Funds shall be responsible for determining and advising the Administrator with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Funds’ shares to be permitted to be sold in each such jurisdiction. Unless otherwise specified in writing by the parties, the Funds shall also be responsible for determining the availability of any exemptions under a jurisdiction’s blue sky laws and ensuring the proper application of any such exemptions by the Funds and its intermediaries. In the event that the Administrator becomes aware of (a) the sale of the Funds’ shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Funds’ shares in excess of the number of shares of the Funds permitted to be sold in such jurisdiction, the Administrator shall report such information to the Funds and the Funds shall instruct the Administrator with respect to the corrective action to be taken. In connection with the services described herein, the Funds shall issue in favor of the Administrator a limited power of attorney to submit Notice Filings and payments with respect thereto on behalf of the Funds which power of attorney shall be substantially in the form of Exhibit A attached to Schedule B4

1. Filing of Funds’ Initial Notice Filings, as directed by the Funds;

2. Filing of Funds’ renewals and amendments as required;

3. Filing of amendments to the Funds’ registration statement where required;

4. Filing Funds’ sales reports where required;

5. Payment at the expense of the Funds, of all Notice Filing fees for the Funds;

6. Filing the Prospectuses and Statements of Additional Information, supplied by the Funds, and any amendments or supplements thereto where required;

7. Filing of annual reports and proxy statements, supplied by the Funds, where required; and

8. The performance of such additional services as the Administrator and the Funds may agree upon in writing.

B4-1

EXHIBIT A

To

SCHEDULE B4

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of             , 2014 that LITMAN GREGORY FUNDS TRUST (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at             , makes, constitutes, and appoints BOSTON FINANCIAL DATA SERVICES, INC. (“Boston Financial”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit (in any format accepted) notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of Boston Financial in connection with the notice filings of the Fund’s shares.

2. TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Managing Director, Vice President, Compliance Officer, Compliance Group Manager, Compliance Manager, or Compliance Fund Administrator at Boston Financial shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by Boston Financial of such termination of authority. Nothing herein shall be construed to constitute the appointment of Boston Financial as or otherwise authorize Boston Financial to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

LITMAN GREGORY FUNDS TRUST

By:
Name:
Title:

Subscribed and sworn to before me this day of 2014

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Notary Public

State of

In and for the County of

My Commission expires

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